                                                   Filed pursuant to
                                                   Rule 424(b)(3)
                                                   Commission File No. 333-67906

                   PROSPECTUS SUPPLEMENT DATED MARCH 14, 2002
                     (TO PROSPECTUS DATED NOVEMBER 9, 2001)

                                  $175,000,000

                             CELL THERAPEUTICS, INC.

             5.75% Convertible Subordinated Notes due June 15, 2008 and the common stock issuable upon conversion of the notes

     This Prospectus Supplement supplements the Prospectus dated November 9, 2001 (the "Prospectus") of Cell Therapeutics, Inc. ("CTI") relating to the public offering, which is not being underwritten, and sale by certain noteholders of CTI or by pledgees, donees, transferees or other successors in interest that receive such notes as a gift, partnership distribution or other non-sale related transfer (the "Selling Securityholders") of up to $175,000,000 of 5.75% convertible subordinated notes of CTI (the "Notes"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING SECURITYHOLDER

     Recently, Lipper Offshore Convertibles, L.P. acquired an additional $121,000 of Notes, which they intend to sell under the Prospectus. The following table provides certain information with respect to the amount of Notes beneficially owned by Lipper Offshore Convertibles, L.P., the percentage of outstanding Notes and CTI common stock this represents, and the amount of Notes to be registered for sale hereby. The table of Selling Securityholders in the Prospectus is hereby amended as follows:

                                           Principal Amount at
                                            Maturity of Notes     Percentage of     Number of Shares        Percentage of
                                           Beneficially Owned         Notes          of Common Stock         Common Stock
     Name of Selling Securityholder         that may be sold       Outstanding     that may be sold(1)    Outstanding (2)(3)
----------------------------------------  ---------------------  ---------------  ---------------------  --------------------

Lipper Offshore Convertibles, L.P. .....        $1,121,000             *                 32,970                    *

-------------------
*        Less than 1%.
(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $34.00 per share of common stock. However, this conversion price will be subject to adjustment as described in the Prospectus under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 33,755,549 shares of common stock outstanding as of September 30, 2001.
(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.